Exhibit (h)(10)

                               AMENDMENT NO. 1 TO

                                 FUND ACCOUNTING
                               SERVICES AGREEMENT


         This Amendment No. 1 to the Fund Accounting Services Agreement (the "Agreement") made as of October 24, 1994 between Value Equity Trust, a Massachusetts business Trust, on behalf of Value Fund, and Scudder Fund Accounting Corporation, is made as of September 14, 1999.

         Pursuant to Section 8 of the Agreement, the Agreement is hereby amended in its entirety by adding a new paragraph at the end of Section 7 to read as follows:

         "Fund Accounting shall be contractually bound hereunder by the terms of any publicly announced fee cap or waiver of its fee or by the terms of any written document provided to the Board of Trustees of the Fund announcing a fee cap or waiver of its fee, or any limitation of the Fund's expenses, as if such fee cap, fee waiver or expense limitation were fully set forth herein."

         Except as provided herein, the terms and provisions of the Agreement shall remain in full force and effect without amendment.

         Executed under seal this 30th day of September, 1999.


VALUE EQUITY TRUST,
on behalf of Value Fund                        ATTEST:


By:  /s/Lynn S. Birdsong                       /s/John Millette
     ---------------------------------         ---------------------------------
     Lynn S. Birdsong                          Title: Secretary
     President

SCUDDER FUND ACCOUNTING CORPORATION            ATTEST:


By:  /s/John R. Hebble                         /s/Glenn Wolfset
     ---------------------------------         ---------------------------------
     John R. Hebble                            Title:
     Vice President


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